As filed with the Securities and Exchange Commission on January 27, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Chesapeake Lodging Trust

(Exact name of registrant as specified in its charter)

Maryland	27-0372343
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

710 Route 46 East Suite 206 Fairfield, NJ	07004
(Address of principal executive offices)	(Zip code)

Chesapeake Lodging Trust Equity Plan

(Full title of the Plan)

Douglas W. Vicari, Chief Financial Officer

710 Route 46 East

Suite 206

Fairfield, NJ 07004

(Name and address of agent for service)

(201) 970-2559

(Telephone number, including area code, of agent for service)

Copies to:

James E. Showen

Kevin L. Vold

Hogan & Hartson LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)(4)
Common Shares of Beneficial Interest, par value $0.01 per share	450,365	$18.78	$8,457,854	$603.05

(1)	Represents the aggregate number of common shares of beneficial interest (the “Common Shares”) of Chesapeake Lodging Trust (the “Company”) reserved for issuance under the Chesapeake Lodging Trust Equity Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding Common Shares.
(2)	Represents the average of the high and the low prices per Common Share of the Company as reported on the New York Stock Exchange on January 22, 2010.
(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act.
(4)	The Company previously paid a fee of $25,668 in connection with the initial filing of its Registration Statement on Form S-11 (File No. 333-162184) with the Securities and Exchange Commission on September 28, 2009 to register the issuance and sale of Common Shares with a proposed maximum aggregate offering price of $460,000,000 in connection with the Company’s initial public offering (“IPO”). The Company priced the IPO on January 21, 2010 and sold 7,500,000 Common Shares, and may sell up to an additional 1,125,000 Common Shares that may be purchased by the underwriters upon the exercise of their overallotment option at $20.00 per share. Pursuant to Rule 457(p) under the Securities Act, the Company is offsetting the entire registration fee due under this Registration Statement against the amount of the registration fee paid but not used in connection with the Registration Statement on Form S-11.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this registration statement:

(1)	The Company’s final prospectus, dated January 21, 2010, filed pursuant to Rule 424(b) under the Securities Act, in connection with its Registration Statement on Form S-11 (File No. 333-162184); and

(2)	The description of the Company’s Common Shares contained in its Registration Statement on Form 8-A, filed on December 4, 2009 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland REIT law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities or in the defense of any claim, issue or matter in any such proceeding. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

According to Maryland law, a court may also order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

To the maximum extent permitted by Maryland law, the Company’s declaration of trust and bylaws include provisions limiting the liability of its present and former trustees and officers or any individual who, at the Company’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner (each, an “Indemnified Party”), from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in any of the foregoing capacities and to pay and advance their reasonable expenses in advance of final disposition of a proceeding. In addition, the Company’s bylaws, to the maximum extent permitted by Maryland law, require the Company to indemnify any of its present and former trustees and officers or any individual who, at the Company’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in that capacity and to pay and advance their reasonable expenses in advance of final disposition of the proceeding.

The Company also expects to enter into indemnification agreements with its trustees and officers providing for procedures for indemnification by the Company to the fullest extent permitted by law and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from their service to the Company.

The Company expects to obtain an insurance policy under which its trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

The Company has been advised that the Commission has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Hogan & Hartson LLP regarding the validity of the common shares registered hereby

10.1	Chesapeake Lodging Trust Equity Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfield, State of New Jersey on January 27, 2010.

CHESAPEAKE LODGING TRUST

By:	/S/ JAMES L. FRANCIS
James L. Francis
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James L. Francis and Douglas W. Vicari, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits and other documents related thereto with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/S/ THOMAS A. NATELLI	Chairman of the Board of Trustees	January 27, 2010
Thomas A. Natelli

/S/ JAMES L. FRANCIS	President, Chief Executive Officer and Trustee	January 27, 2010
James L. Francis	(principal executive officer)

/S/ DOUGLAS W. VICARI	Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Trustee	January 27, 2010
Douglas W. Vicari	(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan & Hartson LLP regarding the validity of the common shares registered hereby

10.1	Chesapeake Lodging Trust Equity Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)